UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                          (Amendment No. ____3______)*


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                                 ENNIS, INC.

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                                COMMON STOCK

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                          CUSIP Number: 293389102


                            December 31, 2013
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            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           |x| Rule 13d-1(b)

           | | Rule 13d-1(c)

           | | Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 293389102

1.       NAME OF REPORTING PERSON(S)

            THE KILLEN GROUP, INC.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            IRS#23-2213851

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                       (a)  | |
                                                  (b)  | |

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
           Incorporated in the Commonwealth of Pennsylvania

              5.        SOLE VOTING POWER
 NUMBER OF               2,250,620
   SHARES
BENEFICIALLY  6.        SHARED VOTING POWER
  OWNED BY
    EACH
 REPORTING    7.        SOLE DISPOSITIVE POWER
   PERSON                2,322,977
    WITH
              8.        SHARED DISPOSITIVE POWER


9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,322,977

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ____________


11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           8.9

12.       TYPE OF REPORTING PERSON (See Instructions)
           IA


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CUSIP No. 293389102

1.       NAME OF REPORTING PERSON(S)

            ROBERT E. KILLEN

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            XXX-XX-XXXX

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                       (a)  | |
                                                  (b)  | |

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
           Incorporated in the Commonwealth of Pennsylvania

              5.        SOLE VOTING POWER
 NUMBER OF               5,000
   SHARES
BENEFICIALLY  6.        SHARED VOTING POWER
  OWNED BY
    EACH
 REPORTING    7.        SOLE DISPOSITIVE POWER
   PERSON                5,000
    WITH
              8.        SHARED DISPOSITIVE POWER


9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           5,000

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ____________


11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           .02

12.       TYPE OF REPORTING PERSON (See Instructions)
           IN


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Item 1.  (a) Name of Issuer:

         The name of the issuer is ENNIS, INC.

         (b) Address of Issuer's Principal Executive Offices:

         The Issuer's principal executive offices are located at 2441 Presidential Parkway, Midlothian, TX 76065


Item 2.

	THE KILLEN GROUP, INC.
	(a) Name of Person Filing:

             THE KILLEN GROUP, INC.

        (b) Address of Principal Business Office, or if none, Residence:

             1189 LANCASTER AVE., BERWYN, PA 19312

        (c) Citizenship:

             THE KILLEN GROUP IS A CORPORATION INCORPORATED UNDER THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA

        (d) Title of Class of Securities:

              COMMON STOCK OF THE ISSUER.

        (e) CUSIP Number:

              293389102

	ROBERT E. KILLEN
	(a) Name of Person Filing:

             ROBERT E. KILLEN

        (b) Address of Principal Business Office, or if none, Residence:

             1199 LANCASTER AVE., BERWYN, PA 19312

        (c) Citizenship:

             ROBERT E. KILLEN is a citizen of the USA.

        (d) Title of Class of Securities:

              COMMON STOCK OF THE ISSUER.

        (e) CUSIP Number:

              293389102

Item 3.  THE KILLEN GROUP, INC. IS AN INVESTMENT ADVISOR REGISTERED UNDER
         SECTION 203 OF THE INVESTMENT ADVISOR ACT OF 1940.

	 ROBERT E. KILLEN is the CHAIRMAN, CEO AND 83% SHAREHOLDER OF THE KILLEN GROUP, INC.


Item 4.  Ownership.

	THE KILLEN GROUP, INC.
	(a) THE KILLEN GROUP, INC. IS THE BENEFICIAL OWNER OF 2,322,977 SHARES OF THE ISSUER'S COMMON STOCK.

        (b) THE AMOUNT OWNED BY THE KILLEN GROUP IS 8.9% OF THE SHARES OUTSTANDING.

        (c)
            (i) THE KILLEN GROUP HAS THE SOLE POWER TO VOTE OR TO DIRECT
                 THE VOTE OF 2,250,620 SHARES OF COMMON STOCK.

            (ii) THE KILLEN GROUP HAS THE SOLE POWER TO VOTE OR TO DIRECT
                 THE DISPOSITION OF 2,322,977 SHARES OF COMMON STOCK.

	ROBERT E. KILLEN
	(a) ROBERT E. KILLEN IS THE BENEFICIAL OWNER OF 5,000
	    SHARES OF THE ISSUER'S COMMON STOCK.

        (b) THE AMOUNT OWNED BY ROBERT E. KILLEN IS 0.02% OF THE SHARES OUTSTANDING.

        (c)
            (i) ROBERT E. KILLEN HAS THE SOLE POWER TO VOTE OR TO DIRECT THE VOTE OF 5,000 SHARES OF COMMON STOCK.

            (ii) ROBERT E. KILLEN HAS THE SOLE POWER TO VOTE OR TO DIRECT
                 THE DISPOSITION OF 5,000 SHARES OF COMMON STOCK.


Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

          OTHER PERSONS WHO HAVE THE RIGHT TO RECEIVE DIVIDENDS AND THE RIGHT TO PROCEEDS OF A SALE OF THE SECURITIES ARE THE CLIENTS OF THE KILLEN GROUP, INC., FOR WHOM THE SECURITIES WERE
          PURCHASED.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.


Item 8.  Identification and Classification of Members of the Group.

         Not applicable.


Item 9.  Notice of Dissolution of Group.

         Not applicable.


Item 10. Certification.

         Each of the Reporting Persons hereby makes the following certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              Dated:  February 14, 2014

	 ROBERT E. KILLEN                      THE KILLEN GROUP, INC.


         By: ROBERT E. KILLEN                  By:  ROBERT E. KILLEN
	 --------------------                      -------------------
         Robert E. Killen                      Name:  Robert E. Killen
                                               Title: Chairman and CEO